Exhibit 99.6

CONSENT OF PERSON TO BE NAMED AS A DIRECTOR

In connection with the filing by Vector Acquisition Corporation, a Cayman Islands exempted company ( “Vector”) and Rocket Lab USA, Inc., a Delaware corporation, of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Vector, after giving effect to the Domestication and the Mergers and the consummation of the Business Combination (as such terms are defined in the Registration Statement), which will be renamed Rocket Lab USA, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Signature:	/s/ Matt Ocko
Name:	Matt Ocko
Date:	June 25, 2021